EXHIBIT 4.2

TRANSITION INCENTIVE PLAN
of
ELECTRONIC DATA SYSTEMS CORPORATION

    1.        Purpose. The purpose of this Transition Incentive Plan of Electronic Data Systems Corporation (the “Plan”) is to furnish a material incentive to Employees (as hereinafter defined) by granting Options (as hereinafter defined) under this Plan and thereby providing them with a proprietary interest in the growth and performance of the Company and its Subsidiaries. This Plan shall become effective upon the first to occur of (i) the closing of the SDRC Acquisition (as hereinafter defined) and (ii) the closing of the UGS Minority Acquisition (as hereinafter defined).

    2.        Definitions. As used herein, the terms set forth below shall have the following respective meanings:

               “Authorized Officer” means the Chairman of the Board or the Chief Executive Officer of the Company (or any other senior officer of the Company to whom either of them shall delegate the authority to execute any Option Agreement).

                “Board” means the Board of Directors of the Company.

                “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                “Committee” means the Compensation and Benefits Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

                “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

                “Company” means Electronic Data Systems Corporation, a Delaware corporation.

                “Employee” means an employee of the Company or any of its Subsidiaries.

                “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

                “Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq Stock Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq Stock Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted but is traded in the over-the-counter market, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, or, if not reported by the Nasdaq Stock Market, by the National Quotation Bureau Incorporated.

                “Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

                “Nonqualified Stock Option” means an Option that is not an Incentive Option.

                “NYSE” shall mean the New York Stock Exchange.

                “Option” means a right to purchase a specified number of shares of Common Stock at a specified price.

                “Option Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Option.

                “Participant” means an Employee to whom an Option has been granted under this Plan.

                “Proposed NYSE Rules” shall mean the proposed changes to paragraph 312.03 of the NYSE Listed Company Manual described in the Task Force Report which require shareholder approval as a prerequisite to listing with respect to the adoption of any “Plan” and exclude from the definition of “Plan” options issued to new or assumed employees pursuant to one or more agreements entered into to effect an acquisition or merger transaction.

                “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

                “SDRC” means Structural Dynamics Research Corporation, an Ohio corporation, and its subsidiaries.

                “SDRC Acquisition” means the acquisition by the Company, directly or indirectly, of all of the outstanding capital stock of SDRC.

                “Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise). The term “Subsidiary” shall include (i) SDRC following the closing of the SDRC Acquisition and (ii) UGS following the closing of the UGS Minority Acquisition. Notwithstanding the foregoing, the term “Subsidiary” shall not include UGS prior to the closing of the UGS Minority Acquisition.

                “Task Force Report” means the Report of the NYSE’s Special Task Force on Stockholder Approval Policy submitted to the Board of the NYSE on October 28, 1999.

                “UGS” means Unigraphics Solutions Inc., a Delaware corporation, and its subsidiaries.

                “UGS Minority Acquisition” means the acquisition by the Company, directly or indirectly, of all the outstanding Class A Common Stock of UGS.

    3.        Eligibility. Employees eligible for Options under this Plan shall consist of those Employees whose performance or contribution, in the judgment of the Committee, benefits or will benefit the Company. It is the intent of the Board that this Plan not require shareholder approval under applicable NYSE regulations. Accordingly, in the event the Proposed NYSE Rules are adopted by the NYSE, from and after the effective date of such adoption the Employees who shall be eligible for Options under this Plan shall be limited to (i) the employees of SDRC at the time of the closing of the SDRC Acquisition and (ii) employees of UGS at the time of the closing of the UGS Minority Acquisition, in each case provided that the Company is required, in the judgment of the Board or the Committee, to deliver to such employees to effect the respective transaction. In addition, in such event the number of Options to be granted under this Plan shall be limited to that required to effect each such transaction in the judgment of the Board or the Committee.

    4.        Common Stock Available for Options. Subject to the provisions of paragraph 12 hereof, the maximum number of shares of Common Stock that may be issued under this Plan is 3,700,000 shares. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Options.

    5.        Administration.

    (a)        This Plan shall be administered by the Committee. The Board, in its sole discretion, may exercise any authority of the Committee under the Plan in lieu of the Committee’s exercise thereof, in which instances references to the Committee shall refer to the Board. To the extent required in order for an Option to be exempt from Section 16 of the Exchange Act by virtue of the provisions of Rule 16b-3, the Committee shall be the Board or shall consist of at least two members of the Board who meet the requirements of the definition of “non-employee director” set forth in Rule 16b-3 promulgated under the Exchange Act.

    (b)        Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt, amend and rescind such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Option, accelerate the vesting or exercisability of an Option, eliminate or make less restrictive any restrictions contained in an Option, waive any restriction or other provision of this Plan or an Option or otherwise amend or modify an Option in any manner that is either (i) not adverse to the Participant to whom such Option was granted or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Option in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

    (c)        No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

    6.        Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Options to, or take other action with respect to, Participants who at the time of such awards or action are subject to Section 16 of the Exchange Act.

    7.        Terms and Conditions of Options. The Committee shall designate the Employees who are to be the recipients of Options. An Option awarded pursuant to this Plan shall be a Nonqualified Option. Each Option shall be embodied in an Option Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including the term of the Option and the date or dates upon which it becomes exercisable, and shall be signed by the Participant to whom the Option is granted and by an Authorized Officer for and on behalf of the Company. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than, but may exceed, the Fair Market Value of the Common Stock on the date of grant. All or part of an Option may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company or its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance. Upon the termination of employment by a Participant, any unexercised or unvested Options shall be treated as set forth in the applicable Option Agreement.

    8.        Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if elected by the Participant, the Participant may purchase such shares by means of tendering Common Stock valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants to tender Common Stock (including by attestation of ownership); provided that any Common Stock that is or was the subject of an Option may be so tendered only if it has been held by the Participant for six months. The Committee may provide for procedures to permit the exercise or purchase of such Options by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Option.

    9.        Tax Withholding. The Company shall have the right to deduct applicable taxes and withhold, at the time of delivery or vesting of shares of Common Stock under this Plan, or if applicable, the date of income recognition, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Option with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, on either a short term or demand basis, from the Company to a Participant to permit the payment of taxes required by law.

    10.        Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Option previously granted to such Participant shall be made without the consent of such Participant.

    11.        Assignability. Except as provided below, no Option or any other benefit under this Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Options granted to a Participant to be transferable to:

(a)	the spouse, parents, children, stepchildren, grandchildren or legal dependents of the Participant (“Immediate Family Members”);

(b)	a trust or trusts solely for the benefit of the Participant and/or such Immediate Family Members, or;

(c)	a partnership in which the only partners are the Participant, such Immediate Family Members and/or a trust or trusts solely for the benefit of the Participant and/or such Immediate Family Members,

provided that:

(i)	there may be no consideration for any such transfer;

(ii)	the Option Agreement pursuant to which such Options are granted expressly provides for transferability in a manner consistent with this paragraph 11, and

(iii)	subsequent transfers of transferred Options shall be prohibited except those to the Participant or individuals or entities described in clauses (a), (b) or (c) above, or by the laws of descent or distribution.

Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including but not limited to (i) restrictions or other provisions relating to competition or other conduct detrimental to the Company and (ii) the obligation of the Participant for payment of taxes with respect to the exercise of such Options and the rights of the Company to withhold such taxes from the Participant or to otherwise require the Participant to satisfy all obligations for the withholding of such taxes as contemplated by paragraph 9 above. The provisions relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to the original Participant, and the Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in the Option Agreement.

The Committee may prescribe and include in applicable Option Agreements other restrictions on transfer. Any attempted assignment of an Option or any other benefit under this Plan in violation of this paragraph 11 shall be null and void.

    12.        Adjustments.

    (a)        The existence of outstanding Options shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

    (b)        In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock covered by outstanding Options awarded under this Plan, (iii) the exercise or other price in respect of such Options, and (iv) the appropriate Fair Market Value and other price determinations for such Options, shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board or Committee shall make appropriate adjustments to (i) the number of shares of Common Stock covered by Options, (ii) the exercise or other price in respect of such Options, and (iii) the appropriate Fair Market Value and other price determinations for such Options, to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Options and preserve, without exceeding, the value of such Options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume Options by means of substitution of new Options, as appropriate, for previously issued Options or an assumption of previously issued Options as part of such adjustment.

    13.        Restrictions. No Common Stock or other form of payment shall be issued with respect to any Option unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Option Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of this Plan is found not to be in compliance with Rule 16b-3, such provision shall be null and void to the extent required to permit this Plan to comply with Rule 16b-3. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

    14.        Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to any Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Option Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

    15.        Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.